Exhibit 99.1

U.S. PHYSICAL THERAPY, INC. (“USPH”)
OBJECTIVE LONG-TERM INCENTIVE PLAN FOR SENIOR MANAGEMENT
FOR 2015 (“Objective LTIP”)

Purpose:  To incentivize and retain Executives eligible for this Objective LTIP to achieve certain corporate earnings criteria and reward Executives when such criteria are achieved, and to align the long-term interests of Executives and shareholders of USPH by compensating the Executives in shares of USPH stock that vest over time, thereby increasing the Executives’ equity interest in USPH.

Effective Date:  The effective date of this Objective LTIP and the establishment of performance goals and formula for the amount payable hereunder is March 23, 2015.

Eligibility:  The Executives of USPH eligible for this Objective LTIP are the Chief Executive Officer (“CEO”), the Chief Financial Officer (“CEO”) and the Chief Operating Officer (“COO”).

Vesting and Other Terms and Provisions:  Under this Objective LTIP, Executives have an opportunity to receive Restricted Stock Awards (“RSAs”) under the U. S. Physical Therapy, Inc. 2003 Stock Incentive Plan (as amended and restated) (the “2003 Plan”), to be granted by the Compensation Committee of the Board of Directors of USPH (as the term “Committee” is defined in Section 1.8 of the 2003 Plan) in the first quarter of 2016. Before any RSAs are granted, the Compensation Committee shall certify in writing that the performance goals have been obtained in accordance with Code Section 162(m), and any RSAs to be granted hereunder shall be made no later than March 15, 2016. The Executive must be employed by USPH or its affiliates from the Effective Date through the date of the grant to receive a RSA. All RSAs shall be granted subject to the terms of the 2003 Plan and the specific terms and conditions (including without limitation, restrictions in transfer and substantial risk of forfeiture) as determined by the Compensation Committee in its sole discretion. RSAs that are granted under this Objective LTIP will vest evenly over 16 quarters, beginning April 1, 2016 and ending January 1, 2020. To vest, Executive must be a full-time employee/officer of USPH at vesting date, except in the event of Death or Disability (as defined in the Executive’s employment agreement with USPH) which will cause all unvested RSAs to vest. In the event of a Change in Control (as defined in Executive’s employment agreement) occurring after the grant date while the Executive is a full-time employee/officer of USPH, any unvested RSAs will be fully vested at or contemporaneous and in conjunction with such Change in Control. The terms set forth above and all other terms of any RSA grant shall be set forth in a Restricted Stock Agreement between the Executive and USPH, to be signed by the Executive and by the Chairman of the Compensation Committee (on behalf of USPH).

Administration: The Compensation Committee has established this Objective LTIP under Article VII of the 2003 Plan and the RSAs, if any, granted hereunder are intended to meet the performance-based exception under Code Section 162(m). The Compensation Committee has authority to administer this Objective LTIP, grant awards and decide all questions of interpretation; provided, however, that the Compensation Committee shall have no discretion to increase the maximum award amounts that are payable as provided below and/or otherwise increase or modify an award which would disqualify the award for the performance-based exception under Code Section 162(m). There will be no acceleration of the grant of an award hereunder due to the Executive’s termination for cause or without good reason or Executive’s voluntary retirement that would violate Code Section 162(m) as provided under Revenue Ruling 2008-13. The Compensation Committee’s determinations and interpretations under this Objective LTIP shall be final and binding on all persons.

Objective Goals And Amounts That May Be Awarded:  The maximum amount of RSAs that may be granted under this Objective LTIP based upon the achievement of the performance goals relating to fully diluted earnings per share (“EPS”) for 2015(before the impact of EPS of revaluation of non-controlling interests and any extraordinary items and after consideration of the compensation expense required to be reported in 2015 related to this and all other management incentive plans) are as follows: CEO =  up to 16,000 shares; CFO = up to 8,000 shares; COO = up to 8,000 shares.

Objective Performance Goals 2015 EPS	Amount of Maximum Shares That Shall Be Awarded
$1.77	30.0%
$1.78	34.0%
$1.79	38.0%
$1.80	42.0%
$1.81	46.0%
$1.82	50.0%
$1.83	54.0%
$1.84	58.0%
$1.85	62.0%
$1.86	66.0%
$1.87	70.0%
$1.88	74.0%
$1.89	78.0%
$1.90	82.0%
$1.91	86.0%
$1.92	90.0%
$1.93	95.0%
$1.94 and over	100.0%